Exhibit 16.1

September 30, 2024

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Coeptis Therapeutics Holdings, Inc.’s Form 8-K dated September 30, 2024, and have the following comments:

1. We agree with the statements made in the second through fifth paragraphs.

2. We have no basis on which to agree or disagree with the statements in the first and sixth paragraphs.

Yours truly,

/s/ Turner, Stone & Company, L.L.P.